Exhibit 99.1

Jernigan Capital Reports Record First Quarter Results Above Guidance Range

- Reiterates 2018 Earnings per Share and Adjusted Earnings per Share Guidance -

MEMPHIS, Tennessee, May 2, 2018 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP), a leading capital partner for self-storage entrepreneurs nationwide, today announced results for the quarter ended March 31, 2018, initiated earnings per share and adjusted earnings per share guidance for the second quarter 2018 and reiterated its guidance for full year 2018.

First Quarter Highlights include:

▪

Quarterly earnings per share and adjusted earnings per share of $0.12 and $0.36, respectively, or $0.15 and $0.17 above the top end of the Company’s quarterly guidance ranges provided with its fourth quarter 2017 earnings release due primarily to additional fair value gains recognized during the quarter;

▪	Increased book value per common share to $18.35 at March 31, 2018 from $17.57 at March 31, 2017; and

▪

Closed two new on-balance sheet development investments and five new bridge investments during the quarter for a combined total commitment amount of $108.2 million, plus $25.3 million of additional development investments subsequent to quarter end.

“JCAP is off to an exceptional start in 2018,” stated Dean Jernigan, Chairman and Chief Executive Officer of Jernigan Capital, Inc. “We have followed a record year of development commitments in 2017 with $133.5 million of capital commitments to date in 2018, or 62% of the midpoint of our annual investment guidance, including our initial $83 million bridge refinancing project announced early in the year. Through our traditional development investments and our new bridge refinancing investment, we continue to build a portfolio of state-of-the-art Generation V self-storage development projects in the best micro-markets in some of the best submarkets in the country. We have also launched the next stage of the company’s life cycle, acquiring 100% of developer interests in four development investments during the quarter, which we believe will be the first of many such purchases as we progress toward our oft-stated goal to ultimately own self-storage developments we have financed.”

John Good, President and Chief Operating Officer of Jernigan Capital, Inc. added, “During the quarter, we achieved year-over-year growth in total revenues of 127% and adjusted EPS of 71%. Our 19 development and wholly-owned assets under lease up continue to outperform. Moreover, we received certificates of occupancy on two projects, one in Raleigh, North Carolina and the other in Jacksonville, Florida, while we had forecast only one Certificate of Occupancy during the quarter. Our development investment pipeline stands at approximately $450 million today, intentionally down from prior highs as we look to meticulously underwrite and develop only the best sites in underserved submarkets while transitioning into the property ownership chapter of our Company’s life. Looking forward, we are confident that our innovative investment approach positions us to take advantage of each stage of the real estate cycle.

“From a capital perspective, we continue to be extremely focused on maximizing stockholder value by properly matching investments with the optimal capital sources for those investments, and this will remain a top priority for us in 2018.” Mr. Good added, “We are very excited to have added David Corak to our executive team as Senior Vice President of Corporate Finance. David is very highly regarded in the investment community for his past sell-side self-storage research, as well as his knowledge of and work in our sector. David’s experience, capital markets expertise and industry knowledge should serve us well as the company continues to execute its growth strategy.”

Financial Highlights

Net income attributable to common stockholders for the three months ended March 31, 2018 was $1.8 million, or $0.12 per share, and adjusted earnings were $5.2 million, or $0.36 per share, representing increases of $0.5 million, or 42%, and $3.3 million, or 171%, over the $1.2 million and $1.9 million of earnings and adjusted earnings, respectively, reported for the first quarter of 2017.

Total revenues for the three months ended March 31, 2018 were $5.2 million, representing an increase of $2.9 million, or 127% over revenues for the comparable period in 2017. The increase in revenues is primarily attributed to the increase in the outstanding principal balances on the Company’s investment portfolio.

General and administrative expenses for the three months ended March 31, 2018 were $1.8 million, compared to $1.6 million reported for the comparable 2017 period. Included in these amounts were stock-based compensation expense (“SBE”) of $0.4 million and $0.3 million for the three months ended March 31, 2018 and 2017, respectively. The increase in SBE was primarily due to additional restricted stock grants to certain officers and employees of the Company’s external manager during the second quarter of 2017.

The Company also incurred other expenses of $0.3 million during the three months ended March 31, 2018 in conjunction with the termination of an employee contract with an employee of the Company’s external manager.

Net income attributable to common stockholders and adjusted earnings for the three months ended March 31, 2018 also include increases in the fair value of investments of $4.3 million compared to $1.4 million for the comparable period in 2017, a $2.9 million, or 210%, year-over-year increase. During 2017 the Company consummated 32 on-balance sheet development investments totaling $408.8 compared to three on-balance sheet development investments totaling $25.6 million in 2016.  The substantial increase in on-balance sheet development investments in 2017 prompted the Company to issue guidance for increases in fair value of investments in the range of $41.0 to $47.0 million for the full year 2018, compared to $10.8 million of increases in actual fair value increases reported for the full year 2017, and also positioned the Company to earn the $4.3 million increase in fair value reported above. The Company’s first quarter change in fair value of investments exceeded its first quarter guidance range of $1.5 million to $2.0 million due to the following factors:

▪

approximately $0.9 million due primarily to better than expected construction progress during the latter half of the quarter above what was forecast, including the attainment of two certificates of occupancy as compared to the one certificate of occupancy projected at the time first quarter guidance was issued;

▪

approximately $0.9 million due to a smaller impact from rising interest rates during the first quarter than initially forecast, as the yield curve flattened during the latter part of the quarter rather than expanding in correlation with the federal funds rate increase in late March; and

▪

approximately $0.9 million from fair value changes related to the bridge refinancing investments closed in early March in excess of forecast changes, approximately half of which was attributable to interest rate decreases from the time the initial $76.9 million of principal was funded on March 2, 2018 until the end of the quarter.

See the Second Quarter Guidance Discussion section below for further discussion regarding fair value guidance for the balance of the year.

Capital Markets Activities

On March 29, 2018, the Company entered into a Distribution Agreement with an investment bank pursuant to which the Company may issue and sell in at-the-market transactions up to an additional $45.0 million of its Series B Preferred Stock from time to time (the “Preferred Stock ATM Program”). No shares were sold under the Preferred Stock ATM Program during the three months ended March 31, 2018. Subsequent to March 31, 2018, the Company issued and sold 38,214 shares of Series B preferred stock at a weighted average price of $23.07, receiving net proceeds after commissions and other offering costs of $0.8 million. Including the 1,500,000 shares of Series B preferred stock issued in January 2018 at a price of $25.00 per share, the Company’s weighted average price per share of Series B preferred stock issued is $24.95 per share. As of May 2, 2018, the Company has approximately $44.1 million available for issuance under the Preferred Stock ATM Program.

As of March 31, 2018, the Company had issued 75,000 shares of its Series A Preferred Stock and received $75.0 million in proceeds pursuant to the terms of a purchase agreement between the Company and Highland Capital Management (the “Purchase Agreement”). On April 9, 2018, the Company issued an additional 15,000 shares of the Series A Preferred Stock and received an additional $15.0 million in proceeds pursuant to the terms of the Purchase Agreement. Accordingly, as of May 2, 2018, the Company has $35.0 million available for issuance under the Purchase Agreement.

As of March 31, 2018, the Company had $30.0 million outstanding under its secured revolving credit facility of its $40.8 million in total availability. The Company expects such availability to increase over the balance of 2018 as the Company’s on-balance sheet self-storage investments continue to achieve certificates of occupancy and commence lease-up.

The Company did not issue or sell any shares of common stock under its common stock at-the-market program (the “Common Stock ATM Program”) between January 1, 2018 and May 2, 2018. As of May 2, 2018, the Company has approximately $21.4 million of its common stock available for issuance under the Common Stock ATM Program.

Dividends

On February 28, 2018, the Company declared cash and stock dividends on its Series A Preferred Stock. The cash dividend of $0.4 million was paid on April 13, 2018 to holders of record on April 1, 2018. A stock dividend of 2,222 shares of common stock was issued on April 13, 2018 to holders of record on April 1, 2018 for an aggregate value of $44,000 pursuant to the terms of the Stock Purchase Agreement.

On February 28, 2018, the Company declared a cash dividend on its Series B Preferred Stock. The cash dividend of $0.6 million was paid on April 13, 2018 to holders of record on April 2, 2018.

Additionally, on February 28, 2018, the Company declared a dividend of $0.35 per common share. The dividend was paid on April 13, 2018 to common stockholders of record on April 2, 2018.

Second Quarter 2018 Guidance

The following table reflects earnings per share and adjusted earnings per share guidance ranges for the three months ending June 30, 2018. Such guidance is based on management's current expectations of Company investment activity (including fair value appreciation and the expected timing of construction progress and receipts of certificates of occupancy), the operational and new supply dynamics of the self-storage markets in which the Company has invested, and overall economic conditions. Adjusted earnings is a performance measure that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”) and is defined as net income attributable to common stockholders (computed in accordance with GAAP) plus stock dividends payable to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets, and other expenses. For more information about our calculation of adjusted earnings, see “Non-GAAP Financial Measures” below.

	Dollars in thousands,
	except share and per share data
	Three months ending
	June 30, 2018
	Low	High
Interest income from investments	$6,050	$6,150
Rental revenue from real estate owned	780	800
Other income	20	25
Total revenues	$6,850	$6,975
G&A expenses (1)	(3,855)	(3,640)
Property operating expenses (excl. depreciation and amortization)	(440)	(410)
Depreciation and amortization on real estate assets	(900)	(885)
Interest expense	(775)	(725)
JV income	500	530
Other interest income	25	30
Change in fair value of investments (2)	6,000	8,000
Net income	7,405	9,875
Net income attributable to preferred stockholders (3)	(4,700)	(4,665)
Net income attributable to common stockholders	2,705	5,210
Add: stock dividends	2,125	2,125
Add: stock-based compensation	675	625
Add: depreciation and amortization on real estate assets	900	885
Adjusted earnings	$6,405	$8,845
Earnings per share – diluted	$0.18	$0.35
Adjusted earnings per share - diluted	$0.43	$0.60
Average shares outstanding - diluted	14,800,000	14,800,000

(1)	Includes $1.8 million (low) / $1.6 million (high) of fees due to the Manager for the three months ending June 30, 2018.
(2)

Excludes $0.3 million (low) / $0.4 million (high) of unrealized appreciation in fair value of investments from the real estate venture which is included in JV income for the three months ending June 30, 2018.

(3)

Represents both cash dividends and stock dividends (which stock dividends will be paid out in either shares of the Company’s common stock or additional shares of Series A Preferred Stock, at the option of the Series A stockholders) estimated with respect to shares of Series A Preferred Stock, as well as cash dividends estimated with respect to shares of Series B Preferred Stock.

The Company is also reaffirming its previously issued guidance for full year 2018. Net income attributable to common stockholders is expected to be between $1.76 and $2.54 per share, and adjusted earnings is expected to be between $2.68 and $3.43 per share.

Additionally, the Company continues to monitor its 2018 fair value guidance with updated estimates of construction progress and timing of the receipt of certificates of occupancy from its development partners. Of the estimated $41.0 million to $47.0 million of fair value appreciation in 2018, the Company recognized $4.3 million in the first quarter and expects $6.0 million to $8.0 million to be recognized in the second quarter, $13.1 million to $14.9 million to be recognized in the third quarter, and $17.6 million to $19.8 million to be recognized in the fourth quarter. Timing of fair value appreciation is heavily dependent upon construction progress and the timing of receipt of certificates of occupancy, both of which are subject to factors outside the control of the Company’s development partners. As such, the exact timing of fair value recognition is subject to change.

Refer to the Company’s First Quarter 2018 Supplemental Information Package for more information.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Thursday, May 3, 2018 at 11:00 a.m. Eastern Time to discuss the financial results and recent events. A webcast will be available on the Company’s website at investors.jernigancapital.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software. The replay of the webcast will be available on the Company’s website until Thursday, May 17, 2018.

Supplemental financial and operating information as of and for the three months ended March 31, 2018 is available on the Company’s website under Investor Relations – Financial Information – Quarterly Supplemental Information.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic: 1-877-407-0792

International: 1-201-689-8263

Conference Call Replay:

Domestic: 1-844-512-2921

International: 1-412-317-6671

Passcode: 13678384

The replay can be accessed until midnight Eastern Time on Thursday, May  17, 2018.

About Jernigan Capital, Inc.

Jernigan Capital, Inc. is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners, and operators of self-storage facilities. Our mission is to be the preeminent capital partner for self-storage entrepreneurs nationwide by offering creative solutions through an experienced team demonstrating the highest levels of integrity, dedication, excellence and community, while maximizing shareholder value. The Jernigan Capital team has extensive experience in over 100 U.S. markets—from acquiring and managing self-storage properties to new self-storage development—providing JCAP with knowledge unmatched by any lender, broker or advisor to the sector. Jernigan Capital is the only source of construction and development capital focused solely on the self-storage sector.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our full-year and second quarter 2018 guidance, our ability to successfully source, structure, negotiate and close investments in self-storage facilities, our ability to fund our outstanding future investment commitments, our ability to own and manage our real estate assets, the availability, terms and our rate of deployment of equity capital and our ability to increase borrowing base of our credit facility. The ultimate occurrence of events and results referenced in these forward-looking statements is subject to known and unknown risks and uncertainties, many of which are beyond our control. These forward-looking statements are based upon the Company's present intentions and expectations, but the events and results referenced in these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. For a discussion of these and other risks facing our business, see the information under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and those set forth in the Company’s other reports and information filed with the Securities and Exchange Commission (“SEC”), which are accessible on the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures

Adjusted Earnings is a non-GAAP measure and is defined as net income attributable to common stockholders plus stock dividends payable to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets and other expenses. Management uses Adjusted Earnings and Adjusted Earnings per share as key performance indicators in evaluating the operations of the Company's business. The Company is a capital provider to self-storage developers and believes that these measures are useful to management and investors as a starting point in measuring its operational performance because they exclude various equity-based payments (including stock dividends) and other items included in net income that do not relate to or are not indicative of its present and future operating performance, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of Adjusted Earnings and Adjusted Earnings per share may not be comparable to other key performance indicators reported by other REITs or real estate companies. Reconciliations of Adjusted Earnings and Adjusted Earnings per share to Net income attributable to common stockholders and Earnings per share, respectively, are provided in the attached table entitled “Calculation of Adjusted Earnings.”

Contact:

Jernigan Capital, Inc.

Investor Relations:

(901) 567-9580

Investorrelations@jerningancapital.com

JERNIGAN CAPITAL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of
	March 31, 2018	December 31, 2017
	(unaudited)
Assets:
Cash and cash equivalents	$15,238	$46,977
Self-Storage Investment Portfolio:
Development property investments at fair value	239,754	228,233
Bridge loan investments at fair value	77,435	-
Operating property loans at fair value	5,885	5,938
Self-storage real estate owned, net	60,459	15,355
Investment in and advances to self-storage real estate venture	14,759	13,856
Other loans, at cost	1,103	1,313
Deferred financing costs	1,565	2,004
Prepaid expenses and other assets	884	776
Fixed assets, net	170	182
Total assets	$417,252	$314,634

Liabilities:
Senior loan participation	$732	$718
Secured revolving credit facility	30,000	-
Due to Manager	1,405	1,484
Accounts payable, accrued expenses and other liabilities	3,155	1,138
Dividends payable	8,652	5,474
Total liabilities	43,944	8,814

Equity:
Series A Cumulative preferred stock	72,181	37,764
Series B Cumulative preferred stock	35,988	-
Common stock	144	144
Additional paid-in capital	277,194	276,814
Accumulated deficit	(12,199)	(8,902)
Total equity	373,308	305,820
Total liabilities and equity	$417,252	$314,634

JERNIGAN CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended
	March 31,
	2018	2017
Revenues:
Interest income from investments	$4,562	$2,119
Rental and other property-related income from real estate owned	623	63
Other revenues	31	119
Total revenues	5,216	2,301

Costs and expenses:
General and administrative expenses	1,818	1,578
Management fees to Manager	1,304	630
Property operating expenses of real estate owned	311	31
Depreciation and amortization of real estate owned	702	24
Other expenses	290	-
Total costs and expenses	4,425	2,263

Operating income	791	38

Other income (expense):
Equity in earnings from unconsolidated real estate venture	550	422
Change in fair value of investments	4,320	1,393
Interest expense	(416)	(204)
Other interest income	109	134
Total other income	4,563	1,745
Net income	5,354	1,783
Net income attributable to preferred stockholders	(3,595)	(546)
Net income attributable to common stockholders	$1,759	$1,237

Basic earnings per share attributable to common stockholders	$0.12	$0.14
Diluted earnings per share attributable to common stockholders	$0.12	$0.14

Dividends declared per share of common stock	$0.35	$0.35

JERNIGAN CAPITAL, INC.

CALCULATION OF ADJUSTED EARNINGS

(in thousands, except share and per share data)

(unaudited)

	Three months ended
	March 31, 2018	March 31, 2017
Net income attributable to common stockholders	$1,759	$1,237
Plus: stock dividends payable to preferred stockholders	2,125	371
Plus: stock-based compensation	345	292
Plus: depreciation and amortization on real estate assets	702	24
Plus: other expenses	290	-
Adjusted Earnings	$5,221	$1,924

Adjusted Earnings per share attributable to common stockholders - diluted	$0.36	$0.21

Weighted average shares of common stock outstanding - diluted	14,555,337	8,993,528

JERNIGAN CAPITAL, INC.

CALCULATION OF EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three months ended March 31,
	2018	2017
Shares outstanding:
Weighted average common shares - basic	14,247,174	8,857,030
Effect of dilutive securities	308,163	136,498
Weighted average common shares, all classes	14,555,337	8,993,528

Calculation of Earnings per Share - basic
Net income	$5,354	$1,783
Less:
Net income allocated to preferred stockholders	3,595	546
Net income allocated to unvested restricted shares (1)	23	17
Net income attributable to common stockholders - two-class method	$1,736	$1,220

Weighted average common shares - basic	14,247,174	8,857,030
Earnings per share - basic	$0.12	$0.14

Calculation of Earnings per Share - diluted
Net income	$5,354	$1,783
Less:
Net income allocated to preferred stockholders	3,595	546
Net income attributable to common stockholders - two-class method	$1,759	$1,237

Weighted average common shares - diluted	14,555,337	8,993,528
Earnings per share - diluted	$0.12	$0.14

Calculation of Adjusted Earnings per Share - basic
Adjusted Earnings	$5,221	$1,924
Less:
Adjusted Earnings allocated to unvested restricted shares (1)	68	26
Adjusted Earnings attributable to common stockholders - two-class method	$5,153	$1,898

Weighted average common shares - basic	14,247,174	8,857,030
Adjusted Earnings per share - basic	$0.36	$0.21

Calculation of Adjusted Earnings per Share - diluted
Adjusted Earnings attributable to common stockholders - two-class method	$5,221	$1,924

Weighted average common shares - diluted	14,555,337	8,993,528
Adjusted Earnings per share - diluted	$0.36	$0.21

(1)

Unvested restricted shares participate in dividends with common shares on a 1:1 basis and thus are considered participating securities under the two-class method for the quarter ended March  31, 2018 and 2017.

JERNIGAN CAPITAL, INC.

2018 GUIDANCE - RECONCILIATION OF ADJUSTED EARNINGS

(in thousands, except share and per share data)

(unaudited)

	Quarter ending June 30, 2018
	Low	High

Net income attributable to common stockholders	$2,705	$5,210
Plus: stock dividends payable to preferred stockholders	2,125	2,125
Plus: stock-based compensation	675	625
Plus: depreciation and amortization on real estate assets	900	885
Adjusted Earnings	$6,405	$8,845

Net income attributable to common stockholders per weighted average share	$0.18	$0.35
Adjusted Earnings per weighted average share	$0.43	$0.60

Weighted average shares of common stock outstanding	14,800,000	14,800,000